Exhibit 10.16

IDEX Corporation
1925 West Field Court
Suite 200
Lake Forest, IL 60045-4824
United States
www.idexcorp.com

PERSONAL AND CONFIDENTIAL

January 16, 2012

Mr. Jeffrey Bucklew
1133 Ashland Ave. Wilmette, Illinois 60091

Dear Jeffrey,

We are pleased to offer you the position of Chief Human Resource Officer for IDEX Corporation, based in Lake Forest, IL, reporting directly to Andrew Silvernail, Chief Executive Officer. The following terms apply to this offer:

•
Your annual base salary will be Three Hundred Fifteen Thousand Dollars ($315,000.00) payable on a biweekly basis at the rate of Twelve Thousand One Hundred Fifteen Dollars and Thirty Eight cents ($12,115.38) per pay period. You will be eligible for a review of your salary with consideration for an increase in March 2013. While we hope that you have a long and mutually beneficial relationship, your employment is considered "at will" and will not be for any fixed term or definite period and may be terminated by you or IDEX at any time.

•	Your anticipated start date is February 27, 2012.

•
You will be eligible for participation in our Management Incentive Compensation Plan (MICP), as established each fiscal year, which provides annual incentive earnings opportunity based on business unit and personal performance. Your MICP target level of incentive compensation will be Sixty Percent (60%) of your annual base pay in effect at the beginning of the plan year. The actual pay-out under the plan could be more or less than the target level and will depend on IDEX Corporation's performance and your performance. Enclosed is a copy of the current MICP Compensation Programs Booklet.

•
You will be eligible for the full range of benefits including: the IDEX Defined Contribution Retirement Plan, the IDEX 401(k) Savings Plan, medical and dental coverage, short-term and long-term disability coverage, and life insurance. Summaries of these benefit plans are enclosed.

•	You are eligible for a company car allowance of One Thousand Two Hundred Fifty Dollars
($1,250.00) per month paid on a biweekly basis.

•	Based upon your position, you will also be eligible to participate in the IDEX Corporation
Supplemental Executive Retirement and Deferred Compensation Plan. The purpose of the plan is to provide non-qualified retirement compensation benefits above IRS limits and to provide participants with the ability to defer other amounts of compensation.

IDEX Corporation
1925 West Field Court
Suite 200
Lake Forest, IL 60045-4824
United States
www.idexcorp.com

•
Subject to approval from our Board of Directors, you will be eligible for equity grants beginning with the 2013 program cycle in the form of a combination of stock options and restricted stock shares under the IDEX Incentive Award Plan (lAP) at our annual grant as established each fiscal year. These annual awards for your position are currently targeted to have a value of Seventy Five Percent (75%) of base salary, Your actual award in any year is dependent upon current program design and your performance. This plan is designed to provide an incentive and reward to key employees who are in a position to make substantial contributions to the success of the company.

•
The initial price at which the option awards are granted will be the closing price of IDEX common stock on the grant date. Your options may be exercised after they become vested, and for a period of up to ten years from the date they were awarded. Currently, options vest at the rate of 25% per year.

•
Restricted shares of stock currently vest 100% on the third anniversary of the grant date; during this restriction period, you will receive dividend payments. Once the restriction period lapses, the stock certificates will be released to you and you will retain full ownership of the shares. Once vested, these shares will be considered taxable income to you, and you will be provided more information at that time regarding payment of withholding taxes, if applicable. Of course, you must remain employed by IDEX Corporation in order to achieve vesting for these lAP awards.

When granted, we will provide you with a grant agreement, and ask that you sign the agreement and complete a beneficiary designation form.

In lieu of your regular 2012 program grant, and as a sign on inducement, upon hire you will be granted a stock option award of 11,000 options. These options will vest ratably at 25% each year as of the anniversary of the grant. The option price will be the closing price of IDEX common stock on the grant date. Also, upon hire, you will be granted 3,220 restricted shares of IDEX common stock that will cliff (100%) vest on the third anniversary of the grant. Unvested restricted stock is eligible to receive dividend payments.

•
In the event of a "Change in Control," as defined in the Amended and Restated IDEX Corporation Supplemental Executive Retirement Plan, that results in your termination form service within twenty-four (24) months of the Change in Control,the Company shall be obligated to pay your base salary at the rate then in effect and your then current target annual bonus (MICP or equivalent plan) for a minimum of twenty-four (24) months following the date of termination(for a total payment of two (2) times both base salary and target annual bonus), This payment shall not be applicable in the event of your voluntary termination.

•
If, in the future, your employment with IDEX Corporation is terminated without cause ("cause" defined as willful misconduct or fraudulent behavior), IDEX will pay you up to twelve (12) months' base salary at the then current monthly base rate plus your targeted annual incentive bonus in exchange for a signed release. Such benefit will not be applicable in the event of your voluntary termination.

This offer of employment is subject to your satisfactory completion of a drug and alcohol abuse screening test, to be scheduled at a qualified laboratory, and a background screening. A copy of the policy is enclosed.

IDEX Corporation
1925 West Field Court
Suite 200
Lake Forest, IL 60045-4824
United States
www.idexcorp.com

At IDEX, we have a strong standard of conduct and ethics policy. Immediately upon accepting employment, you will be required to go through on-line training on this policy and will abide by it. A copy of this policy is enclosed.

The company does require that all new exempt employees agree to and sign an Employee Confidentiality Information, Work Product, Non-Disclosure and Non-Solicitation Agreement. Two copies are enclosed. Please sign and return one copy and maintain the second copy for your file.

Two copies of this offer letter are enclosed. Please indicate your acceptance of this offer by signing on the line provided below and return a signed copy to me.

Jeffrey, we have discussed the importance of the position to IDEX and some of the critical challenges that the team faces. We are confident that your leadership skills and experience can make a significant contribution to the success of IDEX, and that this position can be a positive professional step for you.

Sincerely,
/s/ Andrew Silvernail
Andrew Silvernail

/s/ Jeffrey Bucklew		1/18/2012
Acceptance of Employment Offer		Date
Jeffrey Bucklew

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Enclosures:
• MICP Compensation Programs Booklet, revised each fiscal year
• Employee Confidentiality Information, Work Product, Non-Disclosure and Non-Solicitation Agreement
- Exhibit A
• Code of Business Conduct and Ethics Policy
• Benefit Highlights Brochure
• Drug and Alcohol Abuse-Screening Test Locations
• Background Investigation Authorization Form